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                                                                    EXHIBIT 5.1

                   [Letterhead of Wilson Sonsini Goodrich & Rosati]


                                    July 31, 1998


Peregrine Systems, Inc.
12670 High Bluff Drive
San Diego, California 92130


     RE: REGISTRATION STATEMENT ON FORM S-8: INNOVATIVE TECH SYSTEMS, INC. 1994 STOCK PLAN

Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 31, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 509,039 shares of your Common Stock (the "Shares") reserved for issuance under the Innovative Tech Systems, Inc. 1994 Stock Option Plan (the "Plan") or a certain non-statutory stock option agreement with a consultant to the Company. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plan.

     It is our opinion that the Shares, as or when issued and sold in the manner described in the Registration Statement and sold in the manner referred to in the Plan and pursuant to the agreement which accompanies the Plan, are or will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                   Very truly yours,

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation

                                   /s/ Wilson Sonsini Goodrich & Rosati


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